Exhibit 5.1
William S. Clarke, P.A.
attorney-at-law
457 north harrison street - suite 103
princeton, new jersey 08540
__________

Telephone: (609) 921-3663
Fax: (609) 921-3933

                                January 17, 2006

GeoGlobal Resources Inc.
200, 630 - 4th Avenue, SW
Calgary, Alberta T2P 0J9
Canada

Gentlemen:

I have acted as counsel for GeoGlobal Resources Inc. (the “Company”) in connection with the preparation of a Registration Statement on Form S-3 filed by the Company under the Securities Act of 1933, as amended (File No. 333-129225) relating to a proposed public offering by certain holders thereof of an aggregate of 6,573,744 shares of Common Stock, $.001 par value (the “Stock”), including 4,252,400 issued and outstanding shares, 2,126,200 shares issuable on exercise of outstanding common stock purchase warrants and 195,144 shares issuable on exercise of outstanding compensation options (the “Compensation Options”) (the common stock purchase warrants referred to as the “Warrants”).

In my capacity as counsel to you, I have examined the original, certified, conformed photostats or Xerox copies of all such agreements, certificates of public officials, certificates of officers, representatives of the Company and others and such other documents as I have deemed necessary or relevant as a basis for the opinions herein expressed. In all such examinations, I have assumed the genuineness of all signatures on original and certified documents and the conformity to original and certified documents of all copies submitted to me as conformed, photostat or duplicate copies. As to various questions of fact material to such opinions, I have relied upon statements or certificates of officials and representatives of the Company and others.

On the basis of such examination, I advise you that, in my opinion (i) the issued and outstanding shares of Stock included in the registration statement are legally issued, fully paid and non-assessable, and (ii) the shares of Stock, when sold, issued and paid for in accordance with the terms of the Compensation Options and Warrants, will be legally issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of my firm in the prospectus forming a part of such Registration Statement.

Very truly yours,

William S. Clarke, P.A.

By: __/s/ William S. Clarke_______________________
William S. Clarke